------
FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person    | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|    Marino        John               H.     |    RailAmerica, Inc. (Nasdaq: RAIL)          |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
|                                            |                         |                    |        Vice Chairman Emeritus,       |
|           6189 Deer Path Court             |                         |       8/01         |          Assistant Secretary         |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
|  Manassas        Virginia          20111   |      ###-##-####        |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock,       |                   |       |      |            |       |      |                    |             |          |
| par value           |                   |       |      |            |       |      |                    |             |          |
| $.001 per share     |      8/16/01      |   M   |      |   5,000    |   A   |$6.125|                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock,       |                   |       |      |            |       |      |                    |             |          |
| par value           |                   |       |      |            |       |      |                    |             |          |
| $.001 per share     |      8/15/01      |   S   |      |   2,500    |   D   |$13.63|       96,500       |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Non-Employee Director |    $6.125    |  8/16/01 |  M  | -- |   --  |  5,000 | 6/30/99| 6/30/08| Common |   5,000   |             |
| Stock Options         |              |          |     |    |       |        |   (2)  |        | Stock, |           |             |
|                       |              |          |     |    |       |        |        |        | par    |           |             |
| Right to Buy          |              |          |     |    |       |        |        |        | value  |           |             |
|                       |              |          |     |    |       |        |        |        | $.001  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Non-Employee Director |    $8.75     |    --    |  -- | -- |   --  |   --   | 4/8/00 | 4/8/09 | Common |   5,000   |             |
| Stock Options         |              |          |     |    |       |        |   (3)  |        | Stock, |           |             |
|                       |              |          |     |    |       |        |        |        | par    |           |             |
| Right to Buy          |              |          |     |    |       |        |        |        | value  |           |             |
|                       |              |          |     |    |       |        |        |        | $.001  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Non-Employee Director |    $9.00     |    --    |  -- | -- |   --  |   --   | 1/1/00 | 1/1/10 | Common |  50,000   |             |
| Stock Options         |              |          |     |    |       |        |   (4)  |        | Stock, |           |             |
|                       |              |          |     |    |       |        |        |        | par    |           |             |
| Right to Buy          |              |          |     |    |       |        |        |        | value  |           |             |
|                       |              |          |     |    |       |        |        |        | $.001  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|         0           |               D               |                      |
|---------------------|-------------------------------|----------------------|
|       5,000         |               D               |                      |
|---------------------|-------------------------------|----------------------|
|      50,000         |               D               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

(1) These sales are pursuant to a "10b5-1 Stock Trading Plan" which was implemented by Mr. Marino in response to the recent enacment of Securities Exchange Act of
    1934 Rule 10b5-1 by the Securities and Exchange Commission, which permits insiders to establish fixed trading plans when they are not in possession of material nonpublic information and enables an insider to sell shares through a third party broker at specified periodic intervals.
(2) Thirty three and one-third percent (33 1/3%) of such options became exercisable on June 30, 1999, June 30, 2000 and June 30, 2001.
(3) Thirty three and one-third percent (33 1/3%) of such options became exercisable on each of April 8, 2000 and April 8, 2001 and another thirty three and one-third percent (33 1/3%) of such options will become exercisable on April 8, 2002.
(4) Thirty three and one-third percent (33 1/3%) of such options became exercisable on each of January 1, 2000 and January 1, 2001 and another thirty three and one-third percent (33 1/3%) of such options will become exercisable on
    January 1, 2002.

**  Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ John H. Marino                 09/07/2001
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      Signature of Reporting Person(1)   Date
                                                                                          John H. Marino
Note. File three copies of this form, one of which must be manually signed.                                              Page 2

If space provided is insufficient, see Instruction 6 for procedure.
                     (Print or Type Responses)